UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

January 5, 2007

HUSKER AG, LLC

(Exact name of registrant as specified in its charter)

Nebraska	000-49773	47-0836953
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

54048 Highway 20 Plainview, Nebraska	68769
(Address of principal executive offices)	(Zip Code)

(402) 582-4446

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.03 CREATION OF A DIRECT FINANCIAL OBLIGATION

Debt Financing for Plant Expansion Project

On January 5, 2007, Husker Ag, LLC (“Husker Ag” or the “Company”) signed a Credit Agreement with Union Bank and Trust Company, Lincoln, Nebraska (“Union Bank”), whereby Union Bank agreed, subject to the terms and conditions set forth in the Credit Agreement, to provide Husker Ag up to $35,000,000 of debt financing to be used for the construction of the Company’s plant expansion project. This plant expansion project, which commenced in October 2006, will add approximately 40 million gallons per year of ethanol production capacity to the Company’s existing operations.

Union Bank made the following loans to Husker Ag on January 5, 2007, pursuant to the Credit Agreement and the resultant promissory notes:

1. Construction Loan – multiple advance loan during the construction period with maximum borrowings of $25,000,000. Advances for construction are available under the Construction Loan until Substantial Completion of the plant expansion project, as defined in the Credit Agreement, or February 15, 2008, whichever occurs first. The Credit Agreement requires Husker Ag to pay interest on the outstanding principal indebtedness on a quarterly basis during the construction period and thereafter until converted into a term loan. Six months following Substantial Completion of the plant expansion project, the Construction Loan will convert into a term loan which would be repayable on a quarterly basis over a 7-year period, subject to the possible mandatory additional payments described below.

2. Revolving Loan – multiple advance revolving loan with maximum borrowings of $5,000,000. Advances are restricted to the construction of the plant expansion project, and are available under the Revolving Loan until the expiration of 39 months after the Construction Loan has been paid in full or matures, whichever occurs first, but no later than June 1, 2018. The Credit Agreement requires Husker Ag to pay interest on the outstanding principal indebtedness on a quarterly basis during this loan advancement period. Three months after the final maturity or payment of the Construction Loan, whichever is earlier, but no later than September 1, 2015, the Revolving Loan will convert into a term loan which would be repayable on a quarterly basis over a 3-year period, subject to the possible mandatory additional payments described below.

As of January 11, 2007, the Company had not borrowed any money under either of these loans. Under the Credit Agreement, the Company must use its equity funds prior to incurring indebtedness under either of the loans. Union Bank has required the Company to inject a minimum of 40% equity into the plant expansion project (that is, the equity must equal at least 40% of the total of amount of equity and indebtedness). In addition, the Credit Agreement imposes a number of conditions which must be met by the Company on an on-going basis prior to Union Bank’s disbursement of loan funds under either loan. Union Bank has broad powers of discretion with respect to its disbursement of funds under either loan, depending upon the Company’s compliance with the Credit Agreement covenants and conditions.

Additional material terms of the debt financing from Union Bank are as follows:

Interest Rate. The Credit Agreement provides for the same interest rate for both loans. Until the first principal payment is due under the Construction Loan (six months after Substantial Completion), each of the loans will accrue interest at the one month London Interbank Offered Rate (LIBOR) plus 3.00% adjusted monthly (the one month LIBOR was 5.3279% as of January 10, 2007, which would equate to a rate of 8.3279%).

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Subject to performance pricing indicated below, when the first principal payment is due under the Construction Loan, each of the loans will accrue interest at the three month LIBOR plus 3.00% adjusted monthly (the three month LIBOR was 5.3601% as of January 10, 2007, which would equate to a rate of 8.3601%).

The Credit Agreement states that performance pricing will be available after the principal payments begin on the Construction Loan based upon the Company’s member equity position. Depending on the percentage of Husker Ag’s total members’ equity to total assets, Union Bank will reduce the interest rate on the Company’s loans by as much as 70 basis points or .70%. Adjustments will be completed on an annual basis based on the Company’s audited financial statements. Interest will be adjusted in accordance with the following rate index:

Minimum Members’ Equity Ratio*	3-Month LIBOR Plus the Following Adder
40%	3.00%
50%	2.55%
60%	2.30%

* —	Members’ equity ratio is defined as total members’ equity divided by total assets. As of September 30, 2006, the Company’s members’ equity ratio was 74.0%. However, this ratio can be expected to decline during the construction period due to the Company’s borrowings from Union Bank for the plant expansion project.

When the first payment is due under the Construction Loan, the Credit Agreement provides that Husker Ag may select a fixed interest rate for one or both of the loans based on the Federal Home Loan Bank (FHLB) 3-year or 5-year fixed advance rate plus 3.00%.

Collateral. These loans, along with Husker Ag’s existing debt with Union Bank, are secured by a first mortgage on the Company’s real estate and plant, as well as a first security interest on all accounts receivable, inventory, equipment, fixtures, and on all personal property and general intangibles.

Financing Costs. The Credit Agreement requires Husker Ag to pay a .75% origination fee ($262,500), plus third party expenses, such as title insurance, legal fees, appraisal and filing fees. The actual total financing costs will vary depending upon the actual third party expenses incurred.

Prepayment Penalty. The loans are subject to a prepayment penalty if refinanced with another lender (3.0% penalty if refinanced during the first three years of principal payments; 1.0% penalty thereafter). Otherwise, the Company may pay off either or both of these loans without penalty. However, if Husker Ag selects the fixed rate option, the Credit Agreement requires a minimum 2.0% prepayment penalty for any prepayments.

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Mandatory Additional Principal Payments – Free Cash Flow. In addition to the scheduled principal payments provided above, Husker Ag would be required to make an annual payment applied to principal in an amount equal to 10% of available Free Cash Flow. These payments would be capped at $1.5 million per year with a maximum aggregate payment of $5 million over the life of the loans. This additional payment would be applied to scheduled principal installments in inverse order of maturity on these new loans If the amount of any such additional payment would result in a covenant default, the amount of payment will be reduced to an amount that would not cause covenant default.

Free Cash Flow is defined as Husker Ag’s annual net income, minus an amount equal to 36% of the net income (as an estimated tax rate); plus the respective calendar year depreciation and amortization expense; minus allowed capital expenditures and principal payments to Union Bank and other authorized creditors.

Covenants/restrictions. The primary financial covenants and restrictions, all determined in accordance with generally accepted accounting principles, as applied on a consistent basis, would include the following:

•	Beginning with the month in which Substantial Completion occurs, Husker Ag must maintain working capital of not less than $6,000,000; this calculation will include any unadvanced portion of the Company’s existing revolving term commitment of $5,000,000.

•	Beginning three months after Substantial Completion and quarterly thereafter, Husker Ag must maintain a debt service coverage ratio of not less than 1.5:1 measured quarterly based on a rolling 4 quarter average (this ratio is defined as net income plus depreciation and amortization; minus extraordinary gain/loss divided by current principal of long term debt).

•	Beginning on January 5, 2007, Husker Ag must have a minimum tangible net worth (total assets minus intangible assets and minus total liabilities, as defined by GAAP) of not less than $34,800,000. Husker Ag shall maintain minimum tangible net worth of no less than the amount that will not allow members’ equity to be below 49%.

•	All distributions to the Company’s members would be subject to prior approval by 66.67% of all financial institutions participating in these loans (determined by the dollar amount of Husker Ag’s total indebtedness to Union Bank and its participants). Before granting any such approval, Union Bank would require Husker Ag to be in compliance with each of the loan covenants before and after the distribution.

•	Other than for the construction of the plant expansion project, Husker Ag must obtain approval from Union Bank for any capital improvements in excess of $1,700,000.00, subject to annual revision.

•	Cash distributions could be paid out up to three times per year in April (based on March year-to-date financial results), August or September (based on June year-to-date results) and December (based on November year-to-date results). The Company’s distributions will be limited to the distribution schedule below:

Minimum Members’ Equity Ratio	Maximum Distribution of Earnings
40%	50%
50%	60%
60%	70%

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•	When a distribution is approved above the estimated 36% tax rate (the assumed normal effective tax rate of Husker Ag’s members as determined by Union Bank), an amount equal to 10% of the amount above the 36% rate would be applied to the outstanding principal balance of the new loans, to be applied to scheduled principal installments in inverse order of maturity on these new loans.

Default. Each of these new loans may be accelerated upon default. However, the Credit Agreement provides Husker Ag with a right to cure any default. Default provisions include, among other things, (i) the Company’s failure to pay amounts when due; and (ii) the Company’s failure to perform any material condition or to comply with any material promise or covenant of the Credit Agreement or any of the related loan documents.

Item 8.01 Other Events.

Rights Offering

Husker Ag currently intends that all valid subscriptions that were received by the expiration date will be accepted and effective as of January 12, 2007, with new certificates to be sent out after that date. The Company received a total of $14,812,000 pursuant to the rights offering, and will issue 14,812 new membership units to those members exercising their subscription rights.

Cautionary Statement for Purposes of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995

The matters discussed in this report, when not historical matters, are forward-looking statements that involve a number of risks and uncertainties that could cause actual results to differ materially from projected results. Such factors include, among others, the timing of regulatory approvals, ethanol and agricultural industry conditions and volatility of commodity prices, availability of financing, environmental and governmental regulations, force majeure events and other risk factors as described from time to time in the company’s filings with the Securities and Exchange Commission. Many of these factors are beyond the company’s ability to control or predict. The company disclaims any intent or obligation to update its forward-looking statements, whether as a result of receiving new information, the occurrence of future events, or otherwise.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HUSKER AG, LLC

Date: January 10, 2007	By:	/s/ Mike Kinney
Mike Kinney, Chairman of the Board